EXHIBIT 99.1

Huawei Marine Systems Co., Limited

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2016

Independent Auditors’ Report
The Board of Directors
Huawei Marine Systems Co., Limited:

We have audited the accompanying consolidated financial statements of Huawei Marine Systems Co., Limited and its subsidiary, which comprise the consolidated statement of financial position as of December 31, 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Huawei Marine Systems Co., Limited and its subsidiary as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Other Matter
The accompanying consolidated statements of financial position of Huawei Marine Systems Co., Limited and its subsidiary as of December 31, 2015, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years ended December 31, 2015 and 2014 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ KPMG Huazhen LLP
Shenzhen, China
March 28, 2017

HUAWEI MARINE SYSTEMS CO. LIMITED
CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF DECEMBER 31, 2015 AND 2016

	Note	2016	2015
		HK$’000	HK$’000
			(Unaudited)
Assets
Property, plant and equipment	12	28,290	17,434
Intangible assets		187	200
Trade and other receivables	15	1,723	589
Other assets		1,156	1,764
Deferred tax assets	13(b)	35,755	16,706
Non-current assets		67,111	36,693

Inventories	14	92,755	111,960
Trade and other receivables	15	697,246	550,883
Cash and cash equivalents		370,620	209,761
Current assets		1,160,621	872,604
Total assets		1,227,732	909,297

Equity
Share capital	20	310,075	310,075
Reserves	20	(30,673)	(6,570)
Retained earnings/(accumulated deficit)		160,652	(30,542)
Total equity attributable to shareholders of the Company		440,054	272,963

Liabilities
Long-term employee benefits	17	32,603	16,831
Non-current liabilities		32,603	16,831

Current tax liabilities	13(a)	21,543	10,729
Trade and other payables	16	666,597	579,429
Provisions	18	66,935	29,345
Current liabilities		755,075	619,503

Total liabilities		787,678	636,334

Total equity and liabilities		1,227,732	909,297

The accompanying notes are an integral part of these consolidated financial statements.

HUAWEI MARINE SYSTEMS CO. LIMITED
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’000
			(Unaudited)	(Unaudited)
Revenue	6	1,600,999	1,572,375	679,064
Cost of sales	7	(1,211,257)	(1,321,795)	(557,393)
Gross profit		389,742	250,580	121,671

Other income	7(a)	1,079	10,546	446
Selling expenses	7(c)	(59,636)	(45,685)	(32,135)
Administrative expenses	7(c)	(58,381)	(74,445)	(37,579)
Research and development expenses	7(c)	(76,891)	(52,847)	(45,918)
Other expense	7(b)	(225)	(8,856)	(57)
Operating profit		195,688	79,293	6,428

Finance income	9	15,866	31,638	10,459
Finance expenses	9	(554)	(1,119)	(1,111)
Net finance income		15,312	30,519	9,348
Profit before tax		211,000	109,812	15,776
Income tax (expense)/benefit	10	(19,806)	2,515	(499)
Profit for the year		191,194	112,327	15,277

Other comprehensive income
Items that will not be reclassified to profit or loss:
Remeasurement of defined benefit obligations, net of tax		(1,451)	(592)	(439)

Items that will be reclassified to profit or loss:
Foreign operations-foreign currency translation differences, net of nil tax		(22,652)	(10,186)	(2,401)
Total other comprehensive income	11	(24,103)	(10,778)	(2,840)
Total comprehensive income		167,091	101,549	12,437

Profit for the year attributable to:
Shareholders of the Company		191,194	112,327	15,277

Total comprehensive income attributable to:
Shareholders of the Company		167,091	101,549	12,437

The accompanying notes are an integral part of these consolidated financial statements.

HUAWEI MARINE SYSTEMS CO. LIMITED
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

		Attributable to Shareholders of the Company
	Note	Share capital	Share premium	Translation reserve	Other reserve	(Accumulated deficit) / retained earnings	Total equity
		HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

January 1, 2014 (unaudited)		300,000	10,075	6,609	—	(157,707)	158,977

Changes in equity for 2014:
Profit for the year (unaudited)		—	—	—	—	15,277	15,277
Other comprehensive income (unaudited)		—	—	(2,401)	(439)	—	(2,840)
Total comprehensive income (unaudited)		—	—	(2,401)	(439)	15,277	12,437

Transition to no-par value regime on March 3, 2014 (unaudited)	20(a)	10,075	(10,075)	—	—	—	—
Transfer of remeasurement of defined benefit obligations within equity (unaudited)		—	—	—	439	(439)	—
December 31, 2014 (unaudited) / January 1, 2015 (unaudited)		310,075	—	4,208	—	(142,869)	171,414

Changes in equity for 2015:
Profit for the year (unaudited)		—	—	—	—	112,327	112,327
Other comprehensive income (unaudited)		—	—	(10,186)	(592)	—	(10,778)
Total comprehensive income (unaudited)		—	—	(10,186)	(592)	112,327	101,549
December 31, 2015 (unaudited) / January 1, 2016 (unaudited)		310,075	—	(5,978)	(592)	(30,542)	272,963

Changes in equity for 2016:
Profit for the year		—	—	—	—	191,194	191,194
Other comprehensive income		—	—	(22,652)	(1,451)	—	(24,103)
Total comprehensive income		—	—	(22,652)	(1,451)	191,194	167,091

December 31, 2016		310,075	—	(28,630)	(2,043)	160,652	440,054

The accompanying notes are an integral part of these consolidated financial statements.

HUAWEI MARINE SYSTEMS CO. LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’000
			(Unaudited)	(Unaudited)
Cash flows from operating activities
Profit for the year		191,194	112,327	15,277
Adjustments for
Amortization and depreciation	7(c)	5,103	7,778	11,486
Impairment for trade and other receivables	7(c)	6,130	7,952	619
(Reversal)/write down of inventories	14(b)	(5,658)	8,704	(203)
Foreign exchange gain	9	(14,680)	(31,356)	(10,257)
Loss on disposal of property, plant and equipment	7(b)	222	—	56
Interest income from available-for-sale debt securities	9	(580)	—	—
Income tax expense/(benefit)	10(a)	19,806	(2,515)	499
		201,537	102,890	17,477
Decrease/(increase) in inventories		26,158	(75,671)	(43,215)
(Increase)/decrease in trade and other receivables		(152,661)	223,563	(276,238)
Increase/(decrease) in trade and other payables		98,769	(178,245)	311,482
Increase in provisions		37,590	29,153	61
Increase/(decrease) in defined benefit post-employment obligation		1,995	(4,514)	7,077
Cash generated from operating activities		213,388	97,176	16,644
Income tax paid		(28,648)	(3,319)	(473)
Net cash generated from operating activities		184,740	93,857	16,171

Investing activities
Proceeds from sale of property, plant and equipment		23	26	—
Proceeds from redemption of available-for-sale securities		312,029	—	—
Payment for the purchase of property, plant and equipment		(14,613)	(9,148)	(6,006)
Payment for the purchase of intangible assets		(30)	(42)	(65)
Payment for purchase of available-for-sale securities		(312,029)	—	—
Net cash used in investing activities		(14,620)	(9,164)	(6,071)

Net increase in cash and cash equivalents		170,120	84,693	10,100

Cash and cash equivalents at January 1		209,761	134,176	126,049

Effect of foreign exchange rate changes		(9,261)	(9,108)	(1,973)

Cash and cash equivalents at December 31		370,620	209,761	134,176

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements

1. Reporting entity

Huawei Marine Systems Co., Limited (the “Company”) is a company established in Hong Kong and the Company’s registered office is at Room 08, 9/F Tower 6, The Gateway, No. 9 Canton Road, Tsimshatsui, Kowloon, Hong Kong. These consolidated financial statements comprise the Company and its subsidiary (together referred to as the “Group”)

The principal activities of the Group are the research and development, trading and installation of submarine network equipment and software, and the provision of related services. The principal activities and other particulars of the subsidiary are set out in note 24 to these consolidated financial statements.

2. Statement of compliance

The consolidated financial statements have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”), which collective term includes all applicable individual IFRSs, International Accounting Standards (“IASs”) and interpretations issued by the IASB.

The IASB has issued certain new and revised IFRSs that are first effective or available for early adoption for the current accounting period of the Company and the Group. Note 4 provides information on any changes in accounting policies resulting from initial application of these developments to the extent that they are relevant to the Group for the current and prior accounting periods reflected in these consolidated financial statements.

The consolidated financial statements were approved and authorized for issue by Board of Directors on March 28, 2017.

3. Significant accounting policies

(a)    Basis of preparation of the consolidated financial statements

The consolidated financial statements have been prepared under the historical cost basis.
The preparation of consolidated financial statements in according with IFRSs requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. Estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed regularly and revised on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of IFRSs that have significant effect on the consolidated financial statements and major sources of estimation uncertainty are discussed in note 5.

(b)    Functional and presentation currency

These consolidated financial statements are presented in Hong Kong dollar (HK$), which is the Company’s functional currency. All amounts are rounded to thousand unless otherwise indicated.

(c)    Basis of consolidation

(i)    Subsidiary

Subsidiary is an entity controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

(ii)    Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

(d)    Property, plant and equipment

(i)    Cost

Item of property, plant and equipment are measured at cost less accumulated depreciation and impairment losses (see note 3(g)).

Construction in progress is transferred to property, plant and equipment when it is ready for its intended use.

Gains or losses arising from the retirement or disposal of an item of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognized in profit or loss on the date of retirement or disposal.

(ii)    Depreciation

Depreciation is calculated to write off the cost of items of property, plant and equipment, less their estimated residual value, if any, using the straight line method over their estimated useful lives, and is generally recognized in profit or loss. The estimated useful lives are as follows:

-	Electronic equipment	3 years
-	Machinery	10 years
-	Other equipment	5 years
-	Leasehold improvements	Over the terms of the lease or 3 years of shorter

-	Construction in progress is not depreciated

Where parts of an item of property, plant and equipment have different useful lives, the cost of the item is allocated on a reasonable basis between the parts and each part is depreciated separately. Depreciation methods, useful lives and residual values are reviewed at each reporting date, and adjusted if appropriate.

(iii)    Subsequent expenditure

Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.

(e)    Intangible assets

(i)    Intangible assets other than goodwill

Intangible assets that are acquired by the Group are stated at cost less accumulated amortization and impairment losses (see note 3(g)).

(ii)    Amortization

Amortization of intangible assets with finite useful lives is charged to profit or loss on a straight-line basis over the assets’ estimated useful lives. The following intangible assets with finite useful lives are amortized from the date they are available for use and their estimated useful lives are as follows:

•Patents                                            20 years

Both the period and method of amortization are reviewed annually.

(iii)    Research and development

Research and development costs comprise all costs that are directly attributable to research and development activities or that can be allocated on a reasonable basis to such activities. Because of the nature of the Group’s research and development activities, the criteria for the recognition of such costs as assets are generally not met until late in the development stage of the project when the remaining development costs are immaterial. Hence both research costs and development costs are generally recognized as expenses in profit or loss in the period in which they are incurred.

(f)    Leased assets

The Groups’ leases are operating leases which do not transfer substantially all the risks and rewards of ownership to the Group.

Payments made under the leases are charged to profit or loss in equal instalments over the lease term, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased asset. Lease incentives received are recognized in profit or loss as an integral part of the aggregate net lease payments made.

Contingent rentals are charged to profit or loss in the accounting period in which they are incurred.

(g)    Impairment of assets

(i)    Impairment of financial assets

Receivables, available for-sale securities and cash and cash equivalents are reviewed at the end of each reporting period to determine whether there is objective evidence of impairment.

Objective evidence of impairment includes observable data that comes to the attention of the Group about one or more of the following loss events:

•significant financial difficulty of the debtor or issuer;
•a breach of contract, such as a default or delinquency in contractual payments;
•it becoming probable that the debtor or issuer will enter bankruptcy or other financial reorganization;

•	significant changes in the technological, market, economic or legal environment that have an adverse effect on the debtor or issuer; and
•a general decline in the ability of a group of financial assets to make payments when due.

Assets are tested for impairment individually and collectively. Where there is objective evidence that a financial asset or a group of financial assets is impaired the Group recognizes an impairment loss using an allowance account representing the difference between the carrying amount and the present value of estimated future cash flows, discounted at the financial assets’ original effective interest rate. When assets are assessed collectively, they are grouped on the basis of similar credit characteristics.

Impairment losses are subsequently reversed if in a subsequent period the amount of an impairment loss decreases and the decrease can be linked objectively to an event occurring after the impairment loss was recognized.

Where an available-for-sale debt security is deemed to be impaired, cumulative fair value losses recognized in the available-for-sale reserve are reclassified to profit or loss. Losses are reversed if a subsequent increase in fair value can be objectively related to an event occurring after the impairment loss was recognized.

(ii)    Impairment of other assets

Internal and external sources of information are reviewed at the end of each reporting period to identify indications that non-financial assets, including property plant and equipment and intangible assets may be impaired.

Other assets are impaired and an impairment loss is recognized in profit or loss where the recoverable value of the asset is less than its carrying amount, and reversed where there has been a favourable change in the recoverable amount.

The recoverable amount of an asset or group of assets is the greater of its fair value less costs of disposal and value in use. Value in use is the total estimated future cash flows from the asset or, where the asset does not generate independent cash flows independent of other assets, a group of assets, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

(h)    Inventories

Inventories are carried at the lower of cost and net realizable value.

Cost is based on the standard cost method with periodic adjustments of cost variance to arrive at the actual cost, which approximates to weighted average cost. Cost includes expenditures incurred in acquiring the inventories and bringing them to their present location and condition. The cost of manufactured inventories and work in progress includes an appropriate share of overheads based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs.

(i)    Construction contracts

Construction contracts are contracts specifically negotiated with a customer for the construction of an asset or a group of assets, where the customer is able to specify the major structural elements of the design. The accounting policy for contract revenue is set out in note 3(o)(ii).

When the outcome of a construction contract can be estimated reliably, contract costs are recognized as an expense by reference to the stage of completion of the contract at the end of the reporting period. When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognized as an expense immediately. When the outcome of a construction contract cannot be estimated reliably, contract costs are recognized as an expense in the period in which they are incurred.

Construction contracts in progress at the end of the reporting period are recorded at the net amount of costs incurred plus recognized profit less recognized losses and progress billings, and are presented in the statement of financial position as the “Gross amount due from customers for contract work” (as an asset) or the “Gross amount due to customers for contract work” (as a liability), as applicable. Progress billings not yet paid by the customer are included under “Trade and other receivables”. Amounts received before the related work is performed are presented as a “Advances received” under “Trade and other payables”.

(j)    Financial instruments

(i)    Recognition and derecognition

Financial instruments, comprising financial assets and financial liabilities are recognized in the consolidated statement of financial position when the Group becomes a party to the contractual provisions of the instrument.

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or where it neither transfers nor retains substantially all of the risks and rewards of ownership and loses control. When control is retained, the Group continues to recognize the financial asset to the extent of its continuing involvement.

The Group derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expire.

Financial assets and financial liabilities are offset and the net amount presented in the consolidated statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the recognized amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

(ii)    Classification and Measurement

All financial assets and liabilities are initially recognized at fair value, which is usually the transaction price including, where appropriate, transaction costs. Subsequently, measurement depends on their classification as follows:

Receivables

Receivables including trade receivables are measured at amortized cost using the effective interest method less any impairment (see note 3(g)). Interest income is included in finance income.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets and are recognized initially at fair value plus any directly attributable transaction costs. At the end of each reporting period the fair value is remeasured, with any resultant gain or loss being recognized in other comprehensive income and accumulated separately in equity in the available-for-sale reserve. When these assets are derecognized or impaired (see note 3(g)), the cumulative gain or loss is reclassified from equity to profit or loss.
Available-for-sale financial assets that do not have a quoted price in an active market and whose fair value cannot be reliably measured are measured at cost less any impairment losses (see note 3(g)) at the end of each reporting period.

Interest income on available-for-sale debt securities is recognized in finance income using the effective interest method. Dividends on available-for-sale equity securities are recognized in finance income when the right to receive dividends has been established.

Financial liabilities

Financial liabilities are stated at amortized cost using the effective interest method. Interest is included in finance expenses.

(k) Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition. Bank overdrafts that are repayable on demand and form an integral part of the company’s cash management are also included as a component of cash and cash equivalents for the purpose of the cash flow statement.

(l)    Employee benefits

(i)    Short term employee benefits, contributions to defined contribution retirement plans and other long-term employee benefit

Salaries, performance incentive unit plan and annual bonuses, paid annual leave, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.

(ii)    Defined benefit obligations

The Group’s obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine the present value at the end of the reporting period. The calculation is performed by management using the projected unit credit method.

Service cost and interest cost on defined benefit obligations are recognized in profit or loss. Current service cost is measured as the increase in the present value of the defined benefit obligations resulting from employee service in the current period. When the benefits of a plan are changed, or when a plan is curtailed, the portion of the changed benefit related to past service by employees, or the gain or loss on curtailment, is recognized as an expense in profit or loss at the earlier of when the plan amendment or curtailment occurs and when related restructuring costs or termination benefits are recognized. Interest cost on the defined benefit obligations for the period is determined by applying the discount rate used to measure the defined benefit obligations at the beginning of the reporting period to the defined benefit obligations. The discount rate is the yield at the end of the reporting period on high quality corporate bonds that have maturity dates approximating the terms of the Group’s obligations.

Remeasurements arising from defined benefit plans are recognized immediately in other comprehensive income and shall not be reclassified to profit or loss in a subsequent period. Remeasurements include actuarial gains and losses.

(m)    Income tax

Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except to the extent that they relate to items recognized in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognized in other comprehensive income or directly in equity, respectively.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax credits.

Apart from differences which arise on initial recognition of assets and liabilities, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilized, are recognized. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilized.

The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences relating to investments in subsidiary to the extent that, in the case of taxable differences, the Group controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.

The amount of deferred tax recognized is measured based on the expected manner of realization or settlement of the carrying amount of the assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period. Deferred tax assets and liabilities are not discounted.

The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the related tax benefit to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available.

Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if the Group has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

•	in the case of current tax assets and liabilities, the Group intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously; or

•	in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:

•	the same taxable entity; or

•
different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realize the current tax assets and settle the current tax liabilities on a net basis or realize and settle simultaneously.

(n)    Provisions and contingent liabilities

Provisions are recognized for other liabilities of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be reliably estimated, disclosure is made of the contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

The main types of provisions are as follows:

(i)    Provision for warranties

The Group provides warranty on its products for a period typically covering 12 to 24 months. The Group estimates the costs that may be incurred under its warranty obligations and records a liability in the amount of such costs when revenue is recognized. Warranty costs generally include parts, labour costs and service centre support. Factors that affect the Group’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims. The Group periodically reassesses its warranty liabilities and adjusts the amounts as necessary.

(ii)    Provision for onerous contracts

A provision for onerous contracts is recognized when the expected benefits to be derived by the Group from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Group recognizes any impairment loss on the assets associated with that contract.

(o)    Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in profit or loss as follows:

(i)    Sale of goods and provision of services

Revenue from sale of goods is recognized when the significant risks and rewards of ownership of goods have been transferred to the buyer. Revenue from provision of services is recognized at the time when the services are provided. No revenue is recognized if there are significant uncertainties regarding the recovery of the consideration due, associated costs or the possible return of goods. Revenue excludes value added tax or other sales taxes and is after deduction of any trade discounts.

(ii)    Contract revenue

When the outcome of a construction contract can be estimated reliably, revenue from a fixed price contract is recognized using the percentage of completion method, measured by reference to the percentage of contract costs incurred to date to estimated total contract costs for the contract.

When the outcome of a construction contract cannot be estimated reliably, revenue is recognized only to the extent of contract costs incurred that it is probable will be recoverable.

(iii)    Government grants

Government grants are recognized in the consolidated statement of financial position only when there is reasonable assurance that they will be received and that the Group will comply with the conditions attaching to them. Grants that compensate the Group for expenses incurred are recognized as other income in profit or loss on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Group for the cost of an asset are recognized as deferred income and consequently recognized in profit or loss on a systematic basis over the useful life of the asset.

(iv) Interest income

Interest income is recognized as it accrues using the effective interest method.

(p)    Foreign currency

(i)    Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currencies of Group companies at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss.

(ii)    Foreign operations

The results of foreign operations are translated into the presentation currency of the Group (HK$) at the exchange rates approximating the foreign exchange rates ruling at the dates of the transactions. Statement of financial position items are translated into HK$ at the closing foreign exchange rates at the end of the reporting period. The resulting exchange differences are recognized in other comprehensive income and accumulated separately in equity in the translation reserve.

(q)	Related parties

(a)	A person, or a close member of that person’s family, is related to the Group if that person:

(i)	has control or joint control over the Group;

(ii)	has significant influence over the Group; or

(iii)	is a member of the key management personnel of the Group or the Group’s parent.

(b)	An entity is related to the Group if any of the following conditions applies:

(i)	The entity and the Group are members of the same Group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

(ii)	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a Group of which the other entity is a member).

(iii)	Both entities are joint ventures of the same third party.

(iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

(v)	The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group.

(vi)	The entity is controlled or jointly controlled by a person identified in (a).

(vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

(viii)	The entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the Group’s parent.

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

4. Changes in accounting policies

The IASB has issued a number of amendments to existing standards that are first effective for the current accounting period of the Group. None of these developments have had a material effect on how the Group’s results and financial position for the current or prior periods have been prepared or presented.

The Group has not applied any new standard or interpretation that is not yet effective for the current accounting period.

5. Accounting judgements and estimates

Sources of estimation uncertainty

Note 17 and 21 contains information about the assumptions and the risk factors relating to valuation of defined benefit obligations and financial instruments. Other key sources of estimation uncertainty are as follows:

(a)    Provision for warranties

As explained in note 18, the Group makes provisions under the warranties it gives on sale of its products taking into account the Group’s recent claim experience and anticipated claim rates for its products. As the Group is continually upgrading its product designs and launching new models, it is possible that the recent claim experience is not indicative of future claims that it will receive in respect of past sales. Any increase or decrease in the provision would affect profit or loss in future years.

(b)    Construction contracts

Revenues from contracts involving solutions achieved through construction of entire telecommunication networks are recognized on the percentage of completion basis when the outcome of contract can be estimated reliably. Based on the Group’s recent experience and the nature of the construction activities undertaken by the Group, the Group makes estimates of the point at which it considers the work is sufficiently advanced such that the costs to complete and revenue can be reliably estimated. As a result, until this point is reached the amounts due from customers for contract work as disclosed in note 19 will not include profits which the Group may eventually realize from the work done to date. In addition, actual outcomes in terms of total cost or revenue may be higher or lower than estimated at the end of the reporting period, which would affect the revenue and profit recognized in future years as an adjustment to the amounts recorded to date.

(c)    Impairment of receivables

As described in note 21(b), credit risks of customers are regularly assessed with reference to the estimated future cash flow of an individual debtor or a portfolio of debtors and changes in the financial condition that have an adverse effect on the debtor, and allowances are recorded for estimated losses. If the financial conditions of customers were to deteriorate/improve, additional/reversal of allowance may be required in future periods.

(d)    Net realizable value of inventories

Net realizable value of inventories is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. These estimates are based on the current market condition and the historical experience of distributing and selling products of similar nature. It could change significantly as a result of competitor actions in response to severe industry cycles or other changes in market condition. Management will reassess the estimations at the end of each reporting period.

(e)    Depreciation and amortization

Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives, after taking into account the estimated residual value. The Group reviews annually the useful life of an asset and its residual value, if any. Intangible assets with finite useful life are amortized on a straight-line basis over the estimated useful lives. Both the period and method of depreciation and amortization are reviewed annually. The depreciation and amortization expenses for future periods are adjusted if there are significant changes, such as operational efficiency or changes in technologies from previous estimates.

(f)    Impairment losses of property, plant and equipment and intangible assets

Property, plant and equipment and intangible assets are reviewed periodically to assess whether impairment losses exist. In determining whether an impairment exists, the Group has to exercise judgement particularly in assessing whether the carrying value of an asset can be supported by the net present value of future cash flows which are estimated based upon the continued use of the asset; and the appropriate key assumptions to be applied in preparing cash flow projections including whether these cash flow projections are discounted using an appropriate rate. Changes in the assumptions selected by management to determine the level of impairment, including the discount rates or the growth rate assumptions in the cash flow projections, could materially affect the net present value used in the impairment test.

(g)    Other provisions

The Group makes provisions for onerous contracts based on project budgets, contract terms, available knowledge and past experience. The Group recognizes provisions to the extent that it has a present legal or constructive obligation as a result of a past event; that it is probable that an outflow of resources will be required to settle the obligation; and that the amount can be reliably estimated.

6. Revenue

	2016	2015	2014
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)
Sale of goods	870,195	1,358,956	613,834
Provision of services	337,441	213,419	65,230

Construction contract revenue	393,363	—	—
	1,600,999	1,572,375	679,064

The Group’s customer base is diversified and includes one customer with whom transactions have exceeded 10% of the Group’s revenues for which disclosed in note 23(d).

Geographic information

The following table sets out information about the geographical location of the Group’s revenue from external customers. The geographical location of customers is based on the location at which the services were provided or the goods delivered.

	2016	2015	2014
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)

Asia Pacific (other than China)	640,038	281,330	290,962
China	444,577	681,413	193,772
Europe, the Middle East and Africa	342,965	437,432	137,620
Others	173,419	172,200	56,710
	1,600,999	1,572,375	679,064

7. Income and other expenses

(a)    Other income

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’000
			(Unaudited)	(Unaudited)

Government grants		1,010	2,657	—
Forfeiture of advances received from a customer	(i)	—	7,737	—
Others		69	152	446
		1,079	10,546	446

(i)	Forfeiture of advances received from a customer was because the customer cancelled the contract.

(b)    Other expenses

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’000
			(Unaudited)	(Unaudited)

Net loss on disposal of property, plant and equipment and intangible assets		222	—	56
Write-off of prepayments	(i)	—	7,737	—
Penalty		3	1,113	—
Others		—	6	1
		225	8,856	57

(i) Prepayment made to a supplier was written off due to cancellation of contract by the Group.

(c)    Expenses by nature

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’000
			(Unaudited)	(Unaudited)
Cost of materials and services		1,158,944	1,297,639	555,601
Employee benefits	8	178,510	130,495	90,263
Amortization and depreciation		5,103	7,778	11,486
Impairment losses		6,130	7,952	619
Provisions	18(a)	41,316	30,237	64
Operating lease charges		16,162	20,671	14,992
Total cost of sales, research and development expenses, selling expenses and administrative expenses		1,406,165	1,494,772	673,025

8. Employee benefits

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’000
			(Unaudited)	(Unaudited)

Salaries, wages and other benefits		127,383	110,116	63,564
Performance Incentive Unit Plan (PIUP)		27,375	—	—
Post-employment plans
- Defined benefit plan	17(a)	5,273	3,912	11,841
- Defined contribution plans		18,479	16,467	14,858
		178,510	130,495	90,263

Defined contribution plans

The Group contributes to defined contribution retirement plans for eligible employees. The plans are managed by the government in the countries where the employees are employed. Contribution levels are determined by the relevant laws and regulations concerned.

PIUP

PIUP is a long-term bonus plan for eligible employees based on employee performance in the Group. Under PIUP, bonuses are determined at the discretion of the Group and are to be paid to employees within a period of three years. For the bonus determined in 2016 under PIUP, employees are entitled to receive 50% of the bonuses by end of 2017 and the remaining 50% at the end of the 3-year period in cash.

9. Finance income and expenses

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’’000
			(Unaudited)	(Unaudited)

Interest income		(606)	(282)	(202)
Net foreign exchange gain		(14,680)	(31,356)	(10,257)
Interest income from available-for-sale debt securities		(580)	—	—
Finance income		(15,866)	(31,638)	(10,459)

Other interest expense		22	221	326
Interest cost on defined benefit obligations	17(a)	532	898	785
Finance expenses		554	1,119	1,111
Net finance income		(15,312)	(30,519)	(9,348)

10. Income tax expense / (benefit)

(a) Income tax expense / (benefit) recognized in profit or loss

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’000
			(Unaudited)	(Unaudited)

Current tax
Provision for the year		40,569	13,934	473
Deferred tax
Origination and reversal of temporary differences	13(b)	(20,763)	(16,449)	26
		19,806	(2,515)	499

(b) Reconciliation between tax expense / (benefit) recognized in profit or loss and accounting profit at applicable tax rates

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’000
			(Unaudited)	(Unaudited)

Profit before tax		211,000	109,812	15,776
Income tax on profit before taxation, at applicable rates	(i)	22,703	19,755	2,054
Tax effect of non-deductible expenses		291	4,366	151
Additional deduction for research and development expenses		(3,250)	(2,824)	(2,921)
Tax effect of temporary difference unrecognized as deferred tax assets incurred/(utilized)		(1,679)	1,597	(234)
Tax effect of (utilization)/addition of unused tax losses not recognized		—	(15,855)	1,449
Reassessment of prior years’ deductible temporary differences		1,741	(9,554)	—
Income tax expense/(benefit)		19,806	(2,515)	499

(i) The provision for Hong Kong Profits Tax is calculated at 16.5% of the estimated assessable profits for the year.

Pursuant to the rules and regulations applicable to advanced technology enterprises established in the People’s Republic of China (the “PRC”), Huawei Marine Networks Co., Ltd., the Company’s PRC subsidiary, is subject to the PRC corporate income tax at a preferential tax rate of 15%.

11. Other comprehensive income

(a)    Details of each component of other comprehensive income

				2015			2014
	2016			(Unaudited)			(Unaudited)
	Before-tax amount	Tax benefit/ (expense)	Net-of-tax amount	Before-tax amount	Tax benefit/ (expense)	Net-of-tax amount	Before-tax amount	Tax benefit/ (expense)	Net-of-tax amount
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
		(Note 14(a))			(Note 14(a))			(Note 14(a))
Remeasurement of defined benefit obligations, net of tax	(1,540)	89	(1,451)	(720)	128	(592)	(439)	—	(439)
Foreign operations-foreign currency translation differences, net of nil tax	(22,652)	—	(22,652)	(10,186)	—	(10,186)	(2,401)	—	(2,401)
	(24,192)	89	(24,103)	(10,906)	128	(10,778)	(2,840)	—	(2,840)

12. Property, plant and equipment

	Electronic equipment	Machinery	Other equipment	Leasehold improvements	Construction in progress	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
Cost:
At January 1, 2014 (unaudited)	42,838	9,019	4,092	17,487	—	73,436
Additions (unaudited)	1,638	890	3,709	686	2	6,925
Disposals (unaudited)	(1,093)	(161)	—	—	—	(1,254)
Exchange adjustments (unaudited)	(944)	(201)	(105)	(387)	—	(1,637)
At December 31, 2014 (unaudited)	42,439	9,547	7,696	17,786	2	77,470

At January 1, 2015 (unaudited)	42,439	9,547	7,696	17,786	2	77,470
Additions (unaudited)	3,525	2,909	1,277	—	—	7,711
Transferred from construction in progress (unaudited)	2	—	—	—	(2)	0
Disposals (unaudited)	(1,470)	—	(2,096)	(403)	—	(3,969)
Exchange adjustments (unaudited)	(2,043)	(539)	(332)	(815)	—	(3,729)
At December 31, 2015 (unaudited)	42,453	11,917	6,545	16,568	—	77,483

At January 1, 2016 (unaudited)	42,453	11,917	6,545	16,568	—	77,483
Additions	3,932	6,660	337	40	6,896	17,865
Transferred from construction in progress	—	818	—	6,078	(6,896)	—
Disposals	(4,641)	—	—	—	—	(4,641)
Exchange adjustments	(2,706)	(1,100)	(437)	(1,340)	—	(5,583)
At December 31, 2016	39,038	18,295	6,445	21,346	—	85,124

Accumulated depreciation:

At January 1, 2014 (unaudited)	35,216	1,945	2,611	9,715	—	49,487
Charge for the year (unaudited)	3,665	885	588	6,334	—	11,472

Written back on disposal (unaudited)	(1,038)	(153)	—	—	—	(1,191)
Exchange adjustments (unaudited)	(758)	(46)	(60)	(239)	—	(1,103)
At December 31, 2014 (unaudited)	37,085	2,631	3,139	15,810	—	58,665

At January 1, 2015 (unaudited)	37,085	2,631	3,139	15,810	—	58,665
Charge for the year (unaudited)	2,074	2,899	1,123	1,544	—	7,640
Written back on disposal (unaudited)	(1,396)	—	(1,991)	—	—	(3,387)
Exchange adjustments (unaudited)	(1,749)	(216)	(118)	(786)	—	(2,869)
At December 31, 2015 (unaudited)	36,014	5,314	2,153	16,568	—	60,049

At January 1, 2016 (unaudited)	36,014	5,314	2,153	16,568	—	60,049
Charge for the year	2,263	1,109	1,104	596	—	5,072
Written back on disposal	(4,384)	—	—	—	—	(4,384)
Exchange adjustments	(2,228)	(392)	(188)	(1,095)	—	(3,903)
At December 31, 2016	31,665	6,031	3,069	16,069	—	56,834

Net book value:
At December 31, 2016	7,373	12,264	3,376	5,277	—	28,290
At December 31, 2015 (unaudited)	6,439	6,603	4,392	—	—	17,434
At December 31, 2014 (unaudited)	5,354	6,916	4,557	1,976	2	18,805

13. Income tax in the consolidated statement of financial position

(a)    Current taxation in the consolidated statement of financial position represents:

	2016	2015
	HK$’000	HK$’000
		(Unaudited)
At January 1 (unaudited)	10,729	—
Provision for Income Tax for the year	40,569	13,934
Tax paid	(28,648)	(3,319)
Exchange adjustments	(1,107)	114
At December 31	21,543	10,729

(b)    Deferred tax assets and liabilities recognized:

(i)    Movement of each component of deferred tax assets and liabilities
The components of deferred tax assets/(liabilities) recognized in the consolidated statement of financial position and the movements during the year are as follows:

Deferred tax arising from:	Defined benefit obligations	Accrued expense and other payables	Provision for warranties and onerous contracts	Depreciation of property, plant and equipment	Impairment loss of inventories	Impairment loss of trade and other receivables	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

At January 1, 2014 (unaudited)	—	—	—	—	—	—	—
Exchange adjustment (unaudited)	—	—	—	—	—	—	—
Charged to profit or loss (unaudited) (note 10(a))	—	—	—	(26)	—	—	(26)

At December 31, 2014 (unaudited)	—	—	—	(26)	—	—	(26)

At January 1, 2015 (unaudited)	—	—	—	(26)	—	—	(26)
Exchange adjustment (unaudited)	3	84	47	(1)	22	—	155
Credited/(charged) to profit or loss (unaudited) (note 10(a))	2,394	7,817	4,355	(186)	2,069	—	16,449
Credited to reserves (unaudited) (note 11(a))	128	—	—	—	—	—	128
						—
At December 31, 2015 (unaudited)	2,525	7,901	4,402	(213)	2,091	—	16,706

At January 1, 2016 (unaudited)	2,525	7,901	4,402	(213)	2,091	—	16,706
Exchange adjustment	(132)	(1,008)	(498)	28	(157)	(36)	(1,803)
Credited/(charged) to profit or loss (note 10(a))	(970)	14,321	6,136	(424)	647	1,053	20,763
Credited to other comprehensive income (note 11(a))	89	—	—	—	—	—	89

At December 31, 2016	1,512	21,214	10,040	(609)	2,581	1,017	35,755

(ii)    Reconciliation to the consolidated statement of financial position

	2016	2015
	HK$’000	HK$’000
		(Unaudited)
Net deferred tax assets recognized in the consolidated statement of financial position	35,755	16,706
	35,755	16,706

(c) Unrecognized deferred tax assets

In accordance with the accounting policy set out in note 3(m), as at December 31, 2016 and 2015, deferred tax assets were not recognized in relation to certain unused tax losses and other deductible temporary differences. The unrecognized unused tax losses and deductible temporary differences are analysed as follows:

	2016	2015
	HK$’000	HK$’000
		(Unaudited)
Deductible temporary differences	7,579	18,664
	7,579	18,664

Deferred tax assets have not been recognized in respect of certain provisions for impairment losses and other provisions as it is not probable that future taxable profits against which deductible temporary differences will be available.

(d)    Unrecognized deferred tax liabilities.

At December 31, 2016, there was a deferred tax liability of HK$ 3,341,000(2015: HK$ Nil (unaudited)) for temporary differences of
HK$33,414,000 (2015: HK$ Nil (unaudited)) related to undistributed earnings of the Group’s PRC subsidiary. However, this liability was not recognized because the Group controls the dividend policy of its subsidiary - i.e. the Group controls the timing of reversal of the related taxable temporary differences and management is satisfied that they will not reverse in the foreseeable future.

14. Inventories

(a)    Analysis of inventories

	2016	2015
	HK$’000	HK$’000
		(Unaudited)
Raw materials	42,921	31,879
Finished goods	49,834	80,081
	92,755	111,960

The Group’s finished goods also include inventories of HK$ 31,672,000 (2015: HK$ 52,969,000 (unaudited)) that were delivered to the customers’ locations but not yet accepted by the customers.

(b)    Amount of inventories recognized as an expense and included in profit or loss:

	2016	2015	2014
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)
Carrying amount of inventories sold	599,205	965,546	451,114
Write-down of inventories	—	8,704	2,098
Reversal of write-down of inventories	(5,658)	—	(2,301)
	593,547	974,250	450,911

15. Trade and other receivables

		2016	2015
		HK$’000	HK$’000
			(Unaudited)
Trade receivables
Trade receivables due from third parties		72,570	35,580
Less: allowance for doubtful debts	15(b)	(6,819)	(749)
		65,751	34,831
Trade receivables due from related parties		494,382	412,369

	560,133	447,200
Other receivables
Advance to suppliers-third parties	77,692	27,002
Other receivables due from third parties	3,057	11,965
Other receivables due from related parties	36,398	46,579
Tax related assets	3,651	18,726
	680,931	551,472
Gross amount due from customers for contract work (note 19)	18,038	—
	698,969	551,472
Non-current portion	1,723	589
Current portion	697,246	550,883
	698,969	551,472

The amounts due from related parties are unsecured, non-interest bearing and have no fixed repayment term.

(a)Aging analysis

As of the end of the reporting period, the ageing analysis of trade receivables is as follow:

	2016	2015
	HK$’000	HK$’000
		(Unaudited)

Not past due	164,049	208,341
Less than 1 year past due	343,605	174,334
Over 1 year past due	52,479	64,525
At December, 31	560,133	447,200

(b)    Impairment of trade receivables due from third parties

Impairment losses in respect of trade receivables due from third parties are recorded using an allowance account unless the Group is satisfied that recovery of the amount is remote, in which case the impairment loss is written off against the trade receivables due from third parties directly.

The movement in the allowance for impairment in respect of trade receivables due from third parties during the year, including both specific and collective loss component, is as follows:

	2016	2015	2014
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)
At January 1	749	2,836	2,067
Impairment loss recognized	6,380	7,686	780
Uncollectible amounts written-off	—	(9,711)	—
Exchange adjustment	(310)	(62)	(11)
At December 31	6,819	749	2,836

(c)    Other trade receivables that are not impaired

The aging analysis of other trade receivables that are neither individually nor collectively considered to be impaired are as follows:

	2016	2015
	HK$’000	HK$’000
		(Unaudited)

Neither past due nor impaired	164,049	208,341

Receivables that are neither past due nor impaired relate to a wide range of customers for whom there was no recent history of default.

16. Trade and other payables

	2016	2015
	HK$’000	HK$’000
		(Unaudited)

Trade payables	246,283	45,336
Other payables	3,784	1,735
Accrued expenses	39,088	19,715
Advances received	27,461	51,569
Staff benefit payable	67,313	59,142
Other tax payable	9,877	1,772
Amounts due to related parties	272,791	400,160
	666,597	579,429

All of the trade and other payables are expected to be settled within one year or are repayable on demand. The amounts due to related parties are unsecured, non-interest bearing and have no fixed repayment term.

17. Long-term employee benefits

		2016	2015
	Note	HK$’000	HK$’000
			(Unaudited)

Defined benefit obligations	(a)	17,653	16,830
Other long-term employee benefits	(b)	14,950	1
		32,603	16,831

(a) Defined benefit plan

The Group launched a defined benefit post-employment plan to improve the benefits available to employees. The plan covers employees employed under the entity of the Group incorporated in the PRC. Under the plan, a lump sum benefit calculated based on salary and number of service years is payable to the employees upon termination of service. The plan is managed by the Group and is unfunded.

The plan exposes the Group to actuarial risks, such as interest rate risk and longevity risk. Information about the plan is disclosed below:

(i)The amounts recognized in the consolidated statement of financial position are as follows:

	2016	2015
	HK$’000	HK$’000
		(Unaudited)

Present value of obligations	17,653	16,830

(ii)Movement in the present value of the defined benefit obligations

	2016	2015	2014
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)

At January 1	16,830	21,344	14,267
Remeasurement	1,540	720	439
	18,370	22,064	14,706

Benefits paid by the plan	(5,034)	(9,019)	(4,666)
Current service cost	5,273	3,912	11,841
Interest cost	532	898	785
Transfer to related parties	(339)	(619)	(981)
Transfer from related parties	—	470	—
Exchange adjustment	(1,149)	(876)	(341)
At December 31	17,653	16,830	21,344

(iii)    Amounts recognized in the consolidated statement of profit or loss and comprehensive income are as follows:

	Note	2016	2015	2014
		HK$’000	HK$’000	HK$’000
			(Unaudited)	(Unaudited)

Current service cost	8	5,273	3,912	11,841
Interest cost	9	532	898	785
Total amounts recognized in profit or loss		5,805	4,810	12,626
Remeasurement recognized in other comprehensive income	11(a)	1,540	720	439
Total defined benefit costs		7,345	5,530	13,065

(iv)    Significant actuarial assumptions (expressed as weighted averages) and sensitivity analysis are as follows:

	2016	2015	2014
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)

Discount rate	3.51%	3.75%	4.48%
Future salary increases	9.57%	5.00%	5.00%

The below analysis shows how the defined benefit obligations would have increased / (decreased) as a result of 1% change in the significant actuarial assumptions:

	Increase in 1%			Decrease in 1%
	2016	2015	2014	2016	2015	2014
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

Discount rate	(531)	(421)	(461)	561	443	482
Future salary increases	233	155	137	(224)	(149)	(132)

The sensitivity analysis is based on the assumption that changes in actuarial assumptions are not correlated and therefore it does not take into account the correlations between the actuarial assumptions.

(b)    Other long-term employee benefits

Other long-term employee benefits are mainly the long-term benefits payable under the PIUP (note 8) and long-term payable with respect to unused staff annual leave.

18. Provisions

	Note	2016	2015
		HK$’000	HK$’000
			(Unaudited)

Provision for warranties	(b)	37,621	17,091
Onerous contracts		29,314	12,254
		66,935	29,345

(a)Movement in provisions during the year is shown as below:

	Provision for warranties	Onerous contracts	Total
	HK$’000	HK$’000	HK$’000

At January 1, 2016 (unaudited)	17,091	12,254	29,345
Exchange adjustment	(2,107)	(1,619)	(3,726)
Provisions made	22,637	18,679	41,316
At December 31, 2016	37,621	29,314	66,935
At January 1, 2015 (unaudited)	192	—	192
Exchange adjustment (unaudited)	(632)	(452)	(1,084)
Provisions made (unaudited)	17,531	12,706	30,237
At December 31, 2015 (unaudited)	17,091	12,254	29,345
At January 1, 2014 (unaudited)	131	—	131
Exchange adjustment (unaudited)	(3)	—	(3)
Provisions made (unaudited)	64	—	64
At December 31, 2014 (unaudited)	192	—	192

(b)Provision for warranties

The provision for warranties relates primarily to equipment sold during the year. The provision is determined based on estimates made from historical warranty data associated with similar products and anticipated rates of warranty claims for the products. The Group expects to settle the majority of the liability within the next twelve months.

19. Construction contracts

The aggregate amount of costs incurred plus recognized profits less recognized losses less progress billings to date for the Group, included in the gross amount due from/to customers for contract work, recorded within “ Trade and other receivables”, at December 31, 2016 is HK$18,038,000 (2015: HK$ Nil (unaudited)).

20. Capital, reserves and dividends

(a)    Issued share capital

			2015		2014
	2016		Unaudited		Unaudited
	No. of shares	HK$’000	No. of shares	HK$’000	No. of shares	HK$’000

Ordinary shares, issued and fully paid
At January 1	300,000,000	310,075	300,000,000	310,075	300,000,000	300,000
Transition to no-par value regime on March 3, 2014 (note)	—	—	—	—	—	10,075
At December, 31	300,000,000	310,075	300,000,000	310,075	300,000,000	310,075

Note: The transition to the no-par value regime under the Hong Kong Companies Ordinance occurred automatically on March 3, 2014. On that date, the share premium account and any capital redemption reserve were subsumed into share capital in accordance with section 37 of Schedule 11 to the Ordinance. These changes did not impact on the number of shares in issue or the relative entitlement of any of the members. Since that date, all changes in share capital have been made in accordance with the requirements of Parts 4 and 5 of the Ordinance.

In accordance with section 135 of the Hong Kong Companies Ordinance, the ordinary shares of the Company do not have a par value.

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company. All ordinary shares rank equally with regard to the Company’s residual assets.

(b)    Translation reserve

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of the subsidiary domiciled in the PRC. The reserve is dealt with in accordance with the accounting policies set out in notes 3(p).

(c)    Other reserve

Other reserve represents the remeasurement of the Group’s defined benefit post employment schemes in accordance with the relevant accounting policies, net of deferred tax.

(d)    Capital management

The Group’s primary objectives when managing capital are to safeguard the Group’s ability to continue as a going concern, so that it can continue to provide returns for equity shareholders, by pricing products and services commensurately with the level of risk and by securing access to finance at a reasonable cost. As the Group is a joint venture of Huawei Tech Investment Co., Limited (“HTIL”) and Global Marine Systems Limited, the Group’s sources of additional capital and policies for distribution of excess capital may also be affected by the joint controlling’s capital management objectives.

The Group defines “capital” as including all components of equity.

The Group’s capital structure is regularly reviewed and managed with due regard to the capital management practices of HTIL and Global Marine Systems Limited.

There has been no change in the Group’s capital management practices as compared to the prior year. The Group is not subject to externally imposed capital requirements.

21. Financial instruments - risk management and fair values

(a)    Classification of financial instruments

The Group classified its financial instruments in accordance with the policy set out in note 3(j). Details are as below:

	December 31, 2016
	Loans and receivables measured at amortized cost	Other financial liabilities measured at amortized cost	Total
	HK$’000	HK$’000	HK$’000

Cash and cash equivalents	370,620	—	370,620
Trade and other receivables	698,969	—	698,969
Trade and other payables	—	(666,597)	(666,597)

	December 31, 2015 (unaudited)
	Loans and receivables measured amortized cost	Other financial liabilities measured at amortized cost	Total
	HK$’000	HK$’000	HK$’000

Cash and cash equivalents	209,761	—	209,761
Trade and other receivables	551,472	—	551,472
Trade and other payables	—	(579,429)	(579,429)

(b) Financial risk management

Exposure to credit, liquidity, and currency risk arises in the normal course of the Group’s business. The Group’s exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below.

(i)    Credit risk

The Group’s credit risk is primarily attributable to cash and cash equivalents and trade and other receivables. Management manages this risk as follows:

The majority of the Group’s cash and cash equivalents are deposited with banks or financial institutions, which are with high credit-ratings assigned by international credit-rating agencies.

In respect of trade and other receivables, the assessment of creditworthiness is regularly performed on all customers for the Group’s commercial transactions to access and monitor the risks arising from the customers’ ability or willingness to make full and timely payments. These evaluations focus on the customer’s past history of making prompt payments when due as well as current ability to pay and takes into account information specific to the customer, their market, as well as pertaining to the economic environment in which the customer operates.

The credit exposure and payment risk for trade receivables is agreed and reviewed periodically for each customer and each individual significant project. The Group has a department to monitor and control the collection of past due trade receivables. The Group will establish specific conditions and provisions for receivables due from customers with poor historic payment records. Future transactions with these customers are carefully analysed and approved by the senior management of the Group. If necessary, the Group would seek collateral or credit enhancement from customers in certain cases.

The Group provides extended payment terms to customers in certain limited situations. These extended payment terms are subject to satisfactory analysis of the associated credit risks and are approved by the senior management of the Group. For significant amounts and for long payment terms, financial and performance covenants are often contained in the terms to provide additional protection for the Group against credit deterioration of the customers. The credit risk exposure of these transactions is monitored on a regular basis and adequate provisions for impairment is made where the prospect of recovery deteriorates. In certain circumstances, the Group seeks to assign or transfer the credit to external third parties.

Further quantitative disclosures in respect of the Group’s exposure to credit risk arising from trade and other receivables are set out in notes 15.

(ii)    Liquidity risk

The Group has established a treasury management system for cash flow planning, budgeting, and forecasting to regularly monitor current and expected liquidity requirements, to ensure that it maintains sufficient reserves of cash and readily realisable marketable securities and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and longer term. A financial risk control center and a liquidity risk monitoring team are in place to help with the Group’s cash and liquidity management.

The contractual maturities at the reporting period of the Group’s financial liabilities are on demand or within one year.

(iii)    Currency risk

The Company’s functional currency is Hong Kong dollars. The Group is exposed to currency risk primarily through sales and purchases giving rise to receivables, payables and cash balances that are denominated in other currencies, being primarily United States dollars (USD), EURO (EUR) and British Pound (GBP).

As the Hong Kong dollar (HK$) is pegged to the United States dollars (US$), the Group considers the risk of movements in exchange rates between the HK$ and the US$ to be insignificant. In respect of balances denominated in EUR and GBP, the Group ensures that the net exposure is kept to an acceptable level by buying or selling foreign currencies at spot rates where necessary to address short-term imbalances.

The Group has established a currency exposure management system and mitigated currency risk by adopting various foreign exchange measures including:

•	matching currencies between procurements and sales transactions;

•	balancing cash inflows and outflows of foreign currencies;

•	selecting appropriate financial measures which are in line with the Group’s risk management strategies; and

•	monitoring foreign currencies with heightened remittance risk.

(1)    Exposure to currency risk

The following table details the Group’s exposure at the end of the reporting period to currency risk arising from recognized assets or liabilities denominated in a currency other than the functional currency of Hong Kong dollars. For presentation purposes, the amounts of the exposure are expressed in Hong Kong dollars, translated using the spot rate at the year end. Differences resulting from the translation of the financial statements of foreign operation into the Group’s presentation currency are excluded.

	2016		2015 (unaudited)
	GBP	EUR	GBP	EUR
	HK$’000	HK$’000	HK$’000	HK$’000

Cash and cash equivalents	—	48,063	—	5,867
Trade and other receivables	1,278	98,567	1,677	27,888
Trade and other payables	(15,510)	(66,742)	(9,353)	(23,512)
Net exposure to currency risk	(14,232)	79,888	(7,676)	10,243

(2) Sensitivity analysis

The following table indicates the instantaneous change in the Group’s profit after tax and retained earnings that would arise if foreign exchange rates to which the Group has significant exposure at the end of the reporting period had changed at that date, assuming all other risk variables remained constant. In this respect, it is assumed that the pegged rate between the HKD and the USD would not be affected by any changes in movement in value of the USD against other currencies.

	2,016		2015
			(Unaudited)
	Increase/ (decrease) in foreign exchange rates	Increase/ (decrease) on profit after tax and retained earnings	Increase/ (decrease) in foreign exchange rates	Increase/ (decrease) on profit after tax and decrease/(increase) on accumulated loss
		HK$’000		HK$’000
GPB	5%	(594)	5%	(320)
	(5%)	594	(5%)	320

EUR	5%	3,335	5%	428
	(5%)	(3,335)	(5%)	(428)

The sensitivity analysis assumes that the change in foreign exchange rates had been applied to remeasure those financial instruments which expose the Group to foreign currency risk at the end of the reporting period. The analysis excludes differences that would result from the translation of financial statements of foreign operations into the Group’s presentation currency. The analysis is performed on the same basis for 2015.

(c)    Fair value measurement

(i)Financial assets and liabilities measured at fair value

At December 31, the Group did not hold any financial instruments or liabilities that were measured at fair value.

(ii)Fair value of financial assets and liabilities carried at other than fair value

The carrying amounts of the Group’s financial instruments carried at cost or amortized cost are not materially different from their fair values as at December 31, 2015 (unaudited) and 2016.

22. Operating leases

(a)    As lessee

As at December 31, 2016, 2015 and 2014, the total future minimum lease payments under non-cancellable operating leases are payable as follows:

	2016	2015	2014
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)
Within 1 year	8,442	3,095	2,611
After 1 year but within 5 years	13,652	4,038	511
	22,094	7,133	3,122

The Group is the lessee in respect of a number of office premises and staff apartments under operating leases. The leases typically run for an initial period of one to three years. None of the leases includes contingent rentals.

23. Related parties

(a)    Controlling parties

At December 31, 2016, the directors consider the company is jointly controlled by HTIL incorporated in Hong Kong and Global Marine Systems Limited incorporated in United Kingdom.

(b)    Directors and key management personnel’s remuneration

The remuneration of directors and key management personnel for the year ended December 31, 2016, 2015 and 2014 is set out below:

	2016	2015	2014
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)
Short-term employee benefits
- Directors	—	—	—
- Key management personnel	1,628	1,628	1,628
	1,628	1,628	1,628
Short-term employee benefits of the Group’s key management personnel mainly include salaries.

(c)    Relationship among related parties

Name of Related Parties	Relationship
Global Marine Systems Limited	Jointly controlling party
HTIL	Jointly controlling party
Huawei Technologies Co., Ltd.	Parent company of HTIL
Huawei Investment & Holding Co., Ltd.	Parent company of Huawei Technologies Co., Ltd.
Huawei Marine Networks Co., Ltd.	Subsidiary
Huawei Technologies Coöperatief U.A.	Subsidiary of Huawei Technologies Co., Ltd.
SHENZHEN SMARTCOM BUSINESS CO., LIMITED	Subsidiary of Huawei Investment & Holding Co., Ltd.
Beijing Smartcomtravel International Travel Service Co., Ltd.	Subsidiary of Shenzhen SMARTCOM BUSINESS CO., LIMITED
SMARTCOM (HONG KONG) CO., LIMITED	Subsidiary of Shenzhen SMARTCOM BUSINESS CO., LIMITED
Huawei Device Co., Ltd.	Subsidiary of Huawei Investment & Holding Co., Ltd.
Chengdu Huawei Technologies Co.,Ltd	Subsidiary of Huawei Investment & Holding Co., Ltd.
Shenzhen Huawei Agisson Electric Co., Limited	Subsidiary of Huawei Technologies Co., Ltd.
Shenzhen Huawei Training Institute Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
HiSilicon Technologies CO., LIMITED	Subsidiary of Huawei Technologies Co., Ltd.
Hisilicon Optoelectronics Co., Limited	Subsidiary of Huawei Technologies Co., Ltd.
HUAWEI TECHNICAL SERVICE CO., LTD	Subsidiary of Huawei Technologies Co., Ltd.
ShenZhen Huawei Technologies Software Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
Huawei Software Technologies Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
Beijing Huawei Digital Technologies Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
HUAWEI TECHNOLOGIES (COTE D'IVOIRE) S.A.U	Subsidiary of Huawei Technologies Co., Ltd.
Shenzhen Huawei Technical Service Co., Ltd.	Subsidiary of Huawei Technologies Co., Ltd.
HUAWEI TELECOMMUNICATION TECHNOLOGIES NAMIBIA (PROPRIETARY) LIMITED	Subsidiary of HTIL
Huawei Tech. Investment Saudi Arabia Co. Ltd.	Subsidiary of HTIL
Huawei Technologies Phils. Inc.	Subsidiary of Huawei Technologies Coöperatief U.A.
Futurewei Technologies, Inc.	Subsidiary of Huawei Technologies Coöperatief U.A.
PT. Huawei Tech Investment	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei International Pte. Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Tech. Investment (Oman) LLC	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (T & T) Co., Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Japan K.K.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Tech. Portugal - Tecnologias de Informacao, Lda.	Subsidiary of Huawei Technologies Coöperatief U.A.
Russia Huawei Technologies Co., Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES COMPANY (NIGERIA) LIMITED	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies USA Inc.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (Bangladesh) Limited	Subsidiary of Huawei Technologies Coöperatief U.A.

Huawei Technologies (Thailand) Co., Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei International Co. Limited	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Sweden AB	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES (GHANA) S.A. LIMITED	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (RC) S.A.U.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (R.D.C.)S.A.R.L.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Lanka Company (Private) Limited	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Italia S.R.L.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (Togo) S.A.	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies (UK) Co., Ltd.	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES GUINEA ECUATORIAL SUCURSAL	Subsidiary of Huawei Technologies Coöperatief U.A.
Huawei Technologies Espana S.L.	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES SOUTH AFRICA (PROPRIETARY) LIMITED	Subsidiary of Huawei Technologies Coöperatief U.A.
HUAWEI TECHNOLOGIES, LIMITADA	Subsidiary of Huawei Technologies Coöperatief U.A.

(d)    Transaction with other related parties

During the year, the Group entered into the following material related party transactions:

	2016	2015	2014
	HK$’000	HK$’000	HK$’000
		(Unaudited)	(Unaudited)
Sales to related parties	930,297	1,082,606	632,679
Purchases from related parties	540,566	568,060	354,197
Defined benefit obligation transferred to the related parties	339	619	981
Defined benefit obligation transferred from related parties	—	470	—

The outstanding balances arising from above transactions of the Group at the end of the reporting period are as following:

	Note	2016	2015
		HK$’000	HK$’000
			(Unaudited)
Amounts due from related parties	(i)	530,780	458,948
Amounts due to related parties	(i)	272,791	400,160

Notes:

(i) The outstanding balances with these related parties are unsecured, interest free and have no fixed repayment term or are repayable on demand. The amounts due from related parties are included in “Trade and others receivables” (see note 15), and the amounts due to related parties are included in “Trade and other payables” (see note 16). No allowance for doubtful debts has been made in respect of the amounts due from related parties.

24. Subsidiary

Name of subsidiary	Place of incorporation and business	Proportion of ownership interest			Principal activities
		2016	2015	2014

Huawei Marine Networks Co., Ltd.	PRC	100%	100%	100%	Research and development, trade of and installation of submarine network equipment and software, and provision of related service

25. Possible impact of amendments, new standards and interpretations issued but not yet effective for the year ended December 31, 2016

The IASB has issued a number of new standards and amendments which will affect the financial statements in subsequent accounting periods. Those most relevant to the Group are set out below.

Effective for accounting periods beginning on or after
IFRS 15, Revenue from contracts with customers	January 1, 2018
IFRS 9, Financial instruments	January 1, 2018
IFRIC 22, Foreign Currency Transactions	January 1, 2018
IFRS 16, Leases	January 1, 2019
Amendments to IAS 7, Statement of cash flows: Disclosure initiative	January 1, 2017
Amendments to IAS 12, Recognition of Deferred Tax Assets for Unrealized Losses	January 1, 2017

The main changes and expected impacts are:

•IFRS 15, Revenue from contracts with customers

IFRS 15 is a comprehensive framework for recognising revenue from contracts with customers, replacing IAS 18, Revenue, IAS 11, Construction contracts and IFRIC 13 Customer Loyalty Programmes. The overall requirement is to identify the performance obligations in a sales contract and allocate the total fair value of the consideration receivable to them and recognize revenue as each of the obligations are satisfied. The Group is currently assessing the impacts of adopting IFRS 15 on its financial statements, including on transition.

i. Timing of revenue recognition

The Group’s existing revenue recognition policies are disclosed in note 3(o); generally revenue arising from the provision of services is recognized at the time when the services are provided, revenue from the sale of goods is recognized when the risks and rewards of ownership have passed to the customers and revenue from contract revenue is recognized using percentage of completion method, measured by reference to the percentage of contract costs incurred to date to estimated total contract costs for the contract.

Under IFRS 15, revenue will be recognized when the customer obtains control of the promised good or service in the contract. Further analysis is required to determine whether this change in accounting policy may have a material impact on the amounts reported in any given financial reporting period.

ii. Variable consideration

The Group currently recognizes revenue from the sale of goods at the fair value of the consideration received or receivable, adjusted for returns, trade discounts and volume rebates provided the level of expected return of goods and amount of trade discounts and volume rebates can be estimated reliably. Under IFRS15, such adjustments are included in the estimate of variable consideration and revenue will be recognized to the extent that it is highly probable that there will be no significant reversal when any uncertainties are resolved.

iii. Standalone selling prices

IFRS 15 requires that the fair value of consideration receivable under a sales contract will be allocated to the performance obligations under it in proportion to their estimated standalone selling prices, notwithstanding the sales prices indicated in the contract. The Group is assessing whether this requirement will affect the timing of revenue recognized compared to its current allocation methodologies.

iv. Financing component

IFRS 15 requires a discount to the transaction price for the time value of money and credit risk whenever a contract contains a significant financing component. Currently, the Group applies such a policy when payment terms are extended significantly. In future more revenue may be discounted.

This may result in a decrease to revenue on the sale of goods or provision of services and additional interest income being recognized over the period that the receivable is outstanding.

•IFRS 9, Financial instruments

IFRS 9 will replace the current standard on accounting for financial instruments, IAS 39, Financial Instruments: Recognition and Measurement.

i. Classification and measurement of financial assets

Under IFRS 9 all financial assets have to be assessed to establish whether their terms give rise to payments that are solely payments of principal and interest which is a return for the time value of money, credit risk and a lender’s margin. All other financial assets, with the exception of equity investments as described below, must be held at fair value with gains and losses on re-measurement included in profit or loss.

Where assets give rise to payments that are solely for the payment of principal and interest, a further assessment is made of the business model in which the assets are held. The business model is the lowest level at which the financial assets are managed.

Where assets are held in a business model which is to mainly collect cash flows of principal and interest with limited sales, they are held at amortized cost with interest income, impairment and any gains or losses on disposal included in profit or loss. Where assets are held in a business model which is to collect cash flows of principal and interest and to sell, they are measured at fair value with gains and losses on re-measurement included in other comprehensive income. Interest income, impairment and gains and losses on disposal are included in profit or loss. Where the business model requires frequent sales, such as when the assets are held for trading, they are held at fair value through profit or loss.

All equity securities are held at fair value through profit or loss unless designated at fair value through other comprehensive income. In this case, cumulative gains and losses are not transferred to profit or loss on disposal and nor are they considered for impairment.

Based on its current assessment, the Group expects most accounts receivable will continue to be carried at amortized cost after the adoption of IFRS 9, although some may be held at fair value through other comprehensive income.
Financial investments currently classified as available for sale under IAS 39, the contractual terms of which solely give rise to payments of principal and interest, will be reclassified as either amortized cost or fair value through other comprehensive income.

ii. Impairment of financial assets

Under IFRS 9, credit loss recognition is on an expected loss basis not an incurred loss basis on all financial assets held at amortized cost. The expected loss basis reflects all credit losses that the Group expects to incur based on the probability that customers or issuers will default within 12 months of the balance sheet date, or where there has been a significant deterioration in the credit quality since the initial recognition, over the lifetime of the financial asset.

For all accounts receivable, the Group will recognize lifetime expected losses from the date of original recognition.

The Group expects that IFRS 9 will lead to earlier credit loss recognition for accounts receivables.

•Transition to IFRS 9 and IFRS 15

The Group currently plans to adopt both IFRS 9 and IFRS 15 on January 1, 2018 using the modified retrospective method and will not restate comparative figures for 2017.

•IFRS 16, Leases

IFRS 16 replaces IAS 17, Leases and will affect how the Group accounts for leasing transactions both as lessor and lessee. The main change is that the Group will recognize an asset in respect of the right to use assets held under operating leases, and a liability for its obligations to make payments under such leases.

IFRS 16 is effective from January 1, 2019.

•IFRIC 22, Foreign Currency Transactions

IFRIC 22 clarifies that non-refundable foreign currency consideration received is not re-measured to the rate ruling on the date that revenue is recognized. This could affect the Group’s revenue recognition practices in countries where prepayments are taken in the normal course of business.

IFRIC 22 is effective from January 1, 2018.